Exhibit 99.1

TEKOIL EXECUTES AGREEMENT TO ACQUIRE GALVESTON BAY ASSETS

WEDNESDAY, November 16, 2006
- Prime Zone

THE WOODLANDS, Texas, November 16, 2006 (PRIMEZONE via COMTEX) - Tekoil & Gas Corporation (Pink Sheets: TKGN) today announced that it has executed a Purchase and Sale Agreement with Masters Resources, LLC, and Masters Oil and Gas, LLC, to acquire four properties, consisting of interests in Trinity Bay, Redfish Reef, Fishers Reef, and North Point Bolivar Fields, located in Galveston and Chambers Counties in the Galveston Bay, Texas. Total consideration payable by Tekoil will exceed $50 million and may be as much as $80 million under the terms of the Agreement.

Net production from these interests for the second quarter of 2006 averaged 4.7 MMscfe/day (million cubic feet equivalents per day), with net cash flow for the quarter of approximately $2.6 million (unaudited). Current net production is approximately 5.1 MMscfe/day. The total net proved reserves for the Galveston Bay acquisition are 77 Bcfe (billion cubic feet equivalents). There are 48 producing wells with approximately 33 PDNP (proved non-producing) opportunities and more than 64 PUD (proved undeveloped) opportunities. There are 24,261 gross acres included in the acquisition, as well as transportation and processing infrastructure.

The foregoing financial and reserve information was obtained from reports and other information provided by the sellers. The financial information is not audited and may not have been prepared in accordance with GAAP, and the reserve information may vary from Tekoil’s reserve reporting policies. Accordingly, in the event that this acquisition is completed, financial and reserve information reported by Tekoil may vary from the information set forth above.

Tekoil’s President & CEO, Mark Western stated, “This acquisition is an ideal way to complement our planned activities for exploration development in western Newfoundland, and is a great way to start our goal of consolidating oil and gas well assets throughout North America. We have been looking for an acquisition opportunity like this for more than a year, and are thrilled with this one.” Mr. Western went on to caution, “Closing of this transaction is subject to a number of conditions, including completion of due diligence and arrangement of financing by Tekoil, which we do not currently have in place, but are pursuing.

Under the terms of the Agreement, Tekoil must pay a non-refundable sum of $1 million to the sellers within five business days of executing the Agreement (dated November 13, 2006). The agreement provides for the closing to occur in December, 2006.

About Tekoil & Gas Corporation:

Houston-based Tekoil & Gas Corporation is a technology-driven company focused on the development, acquisition, stimulation, rehabilitation and asset improvement of small- to medium-sized oil and gas fields. The combination of energy fuel reserves and advanced yield technologies are anticipated to generate value for Tekoil and its stakeholders, as the company targets above average growth in the 21st century energy sector. Additional news and information will be made available on the Tekoil website at www.tekoil.com and through further press releases as Tekoil’s plans are executed.

Forward-Looking Statements:

This news release may contain certain forward-looking statements, including declarations regarding Tekoil and its subsidiaries' expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to Tekoil management as at the date hereof, and actual results may vary based upon future events, both within and without the control of Tekoil management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditure requirements, competition, governmental regulations and other factors, some of which are set forth in Part I, Item 2, of Tekoil’s registration statement on Form 10-SB/A.

SOURCE: Tekoil & Gas Corporation.
Mr. Eric Ottens, Executive VP, Tekoil & Gas Corporation: eottens@tekoil.com.